EXHIBIT 99.1

For: Education Management Corporation

COMPANY CONTACT:

Robert T. McDowell

Executive Vice President and Chief Financial Officer

(412) 562-0900

James Sober, CFA

Vice President, Investor Relations

(412) 995-7684

Education Management Corporation To Acquire South University

PITTSBURGH, April 29, 2003 — Education Management Corp. (NASDAQ:EDMC) today announced that it has signed an agreement to purchase South University, Inc., headquartered in Savannah, GA. The purchase price will be approximately $50 million. The acquisition will broaden EDMC’s program offerings in the health sciences.

South University has campuses in Savannah, GA, West Palm Beach, FL, Montgomery, AL, and Columbia, SC. South University offers master’s, bachelor’s and associate’s degrees in health sciences fields and bachelor’s and associate’s degrees in business, legal and technology fields. Total enrollment at South University schools is approximately 1,500 students.

South University expects to enroll its initial class in a Doctor of Pharmacy program this fall. South University also offers physician’s assistant programs at the master’s and bachelor’s degree levels, a nursing program at the bachelor’s degree level, and medical assisting and physical therapist assisting programs at the associate’s degree level.

Robert B. Knutson, Chairman and Chief Executive Officer of EDMC, said, “South University is a quality institution that shares our commitment to academic excellence through education programs that have practical professional applications at the undergraduate and graduate levels. South’s program offerings are well suited to meet the needs of students in the years to come.”

South University Chancellor John T. South, III said, “We are extremely proud of our accomplishments at South University and we expect to build on this foundation. We are also excited about the opportunities this transaction provides for our students and employees. With EDMC’s management talents complementing our expertise in health sciences and business fields, we will have the right team in place to capitalize successfully on strong growth prospects.”

The transaction is expected to close later this summer and is subject to customary conditions, including regulatory approvals. Mr. South will remain with South University as its Chancellor after the closing and will also become an officer of EDMC.

Education Management Corporation (http://www.edmc.com) is among the largest providers of private post-secondary education in North America, based on student enrollment and revenue, with approximately 44,000 students as of fall 2002 at 43 primary campus locations in 26 major cities. EDMC’s education institutions offer a broad range of academic programs concentrated in the creative and applied arts, behavioral sciences, education and business fields, culminating in the award of associate’s through doctoral degrees. EDMC has provided career-oriented education for

40 years, and its education institutions have more than 150,000 alumni.

This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. Past results of EDMC are not necessarily indicative of its future results. EDMC does not undertake any obligation to update any forward-looking statements

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